Exhibit 10.6B
August [__], 2007
SONICS, INC.
NOTICE OF ACCELERATION OF STOCK OPTION VESTING
To: [Name of Optionee]
     Sonics, Inc. (the “Company”) is pleased to announce that in the event of certain transactions of the Company, we will partially accelerate the vesting of certain outstanding stock options granted to you pursuant to the 1997 Stock Incentive Plan (the “1997 Plan”) and/or the 2007 Stock Incentive Plan (the “2007 Plan”). Effective as of August 22, 2007, in the event of a Corporate Transaction (as defined in each plan) and you are an executive officer of the Company at the time of such Corporate Transaction, for the portion of your stock option that is Assumed (as defined in each plan), fifty percent (50%) of such Assumed portion of the outstanding and unvested stock options will become vested and exercisable (the “Stock Options”) immediately upon termination of your Continuous Service (as defined in each plan) by the Company (or its successor) other than for Cause (as defined in each plan) or upon your termination of Continuous Service for Good Reason (as defined in each plan) within six (6) months after such Corporate Transaction. For the portion of your Stock Options that is not Assumed, fifty percent (50%) of the such portion of the Stock Options that is outstanding and unvested will become vested and exercisable immediately prior to the effective date of any such Corporate Transaction.
     Except for the partial acceleration of vesting, your Stock Options will be governed by their original terms and conditions. This Notice amends and supersedes any other document, agreement or arrangement, which includes, but is not limited to, any offer letter, bonus plan or other prior to communication (the “Prior Documents”), that provides for partial accelerated vesting with respect to a change in control, merger or acquisition or in the event of an initial public offering of the Company’s common stock. The partial acceleration of vesting with respect to your eligible options will occur automatically if there is a Corporate Transaction and no action is required on your part. You will not receive any additional documentation in connection with this partial acceleration of vesting of your eligible stock options and therefore we recommend that you retain this Notice for your records.
     Questions relating to this Notice should be directed to:
[contact person]
Sonics, Inc.
[address]
phone: (___) ___- ___
e-mail: [___]
     We appreciate your continued efforts on behalf of the Company. This additional vesting acceleration feature of your eligible stock options should improve your opportunity to share in the growth in value of the Company as we continue to build our business and in the event that the Company is acquired.
SONICS, INC.

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